Exhibit 99.01

COMMUNITYONE BANCORP
U.S. Treasury # 706
Certifications Pursuant to Section 111 of
the Emergency Economic Stabilization Act of 2008, as amended (EESA)
Certification of Principal Executive Officer
I, Brian E. Simpson, certify, based on my knowledge, that:
(i)    The Compensation and Nominating Committee of the Board of Directors ("Committee") of CommunityOne Bancorp, a North Carolina corporation and registered bank holding company (“COB” or the “TARP recipient”), has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to COB;
(ii)    The Committee has identified and limited during any part of the most recently completed fiscal year that was a TARP period, any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of COB and has identified any features of the employee compensation plans that pose risks to COB and has limited those features to ensure that COB is not unnecessarily exposed to risks;
(iii)    The Committee has reviewed, at least every six months during any part of the most recently competed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features in the plan that could encourage the manipulation of reported earnings of COB to enhance the compensation of an employee and has limited those features;
(iv)    The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)    The Committee will provide a narrative description of how it limited, during any part of the most recently completed fiscal year that included a TARP period, the features in
(A)    SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of COB;
(B)    Employee compensation plans that unnecessarily expose COB to risks; and
(C)    Employee compensation plans that could encourage the manipulation of reported earnings of COB to enhance the compensation of an employee;
(vi)    COB has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), to SEOs or any of the next twenty most highly compensated employees, be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii)    COB has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the any part of the most recently completed fiscal year that was a TARP period;
(viii)    COB has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;
(ix)    The Board of Directors of COB and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, requiring approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)    COB will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;
(xi)    COB will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii)    COB will disclose whether COB, the Board of Directors of COB, or the Committee of COB has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii)    COB has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;
(xiv)    COB has substantially complied with all other requirements related to employee compensation that are provided in the agreement between COB and Treasury, including any amendments;
(xv)    COB has submitted to the U.S. Treasury a complete and accurate list of the SEOs and the twenty most highly compensated employees for the current fiscal year , with the non-SEOs ranked in descending order of level of annual compensation and with the name, title and employer of each SEO and most highly compensated employee identified; and
(xvi)    I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (see, for example, 18 USC 1001).
Date: March 7, 2014                    /s/ Brian E. Simpson
Brian E. Simpson
Principal Executive Officer